Exhibit 99.1

Melinda French Gates Leaves

the Board of The Washington Post Company

WASHINGTON—November 12, 2010—The Washington Post Company (NYSE: WPO) announced that Melinda French Gates has stepped down from the Company’s Board of Directors. The Company’s board now has 11 members.

Donald E. Graham, chairman and chief executive officer of The Washington Post Company said: “With her knowledge of technology, education and media, Melinda Gates has been a uniquely wonderful board member, taking time out of one of the world’s busiest and most impressive lives to help our Company. We are sad at losing her from the board, but will continue to watch the Gates Foundation’s work with the highest admiration.”

“It’s been a true honor to serve on the board for the last six years,” said Melinda French Gates. “I’m particularly grateful to Don Graham and my fellow board members for the opportunity to have worked with such gifted and committed individuals.”

Gates continued: “The mission of The Washington Post Company remains as vital today as at any time in its history. Great newspapers like The Washington Post are critical to staying informed about developments in our increasingly connected world. I’ve also been impressed with The Washington Post Company’s work with Kaplan, whose new approaches to education are allowing students opportunities that would otherwise not be possible.”

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Press Contact:

Rima Calderon

(202) 334-6617

calderonr@washpost.com